EXHIBIT 10(d)


                      CONSULTING AGREEMENT


        This Consulting Agreement, dated as of December 8, 1995,is between Emerson Radio Corp., a Delaware corporation ("Company"),and First Cambridge Securities Corporation, a Connecticut corporation ("Consultant").


                        W I T N E S S E T H:

        WHEREAS, Company desires to contract with Consultant for certain consulting services, and Consultant is willing to render such services as hereinafter more fully set forth;



        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, the parties hereto hereby agree as follows:


        1. Engagement of Consultant. Company hereby engages and retains Consultant to render to Company the consulting services described in Section 2 hereof (the "Consulting Services") for the period commencing on the date hereof and ending on the first anniversary hereof (the "Consulting Period"). Consultant represents and warrants that it is a corporation incorporated and organized under the laws of the State of Connecticut, is qualified to do business in all jurisdictions and is in good standing in its state of incorporation and all other jurisdictions in which it would be required to qualify to do business and has full corporate power and authority to enter into this Agreement and to comply with its obligations hereunder. Consultant also represents and warrants that it is duly licensed by and a member in good standing with the National Association of Securities Dealers, Inc., and is duly licensed as a broker or dealer in all states in which it will conduct business under this Agreement.


        2. Description of Consulting Services. The Consulting Services rendered by Consultant hereunder will consist of consultations with management of Company as such management may from time to time require during the term of this Agreement. Such consultation will be with respect to the operation and financing of Company's business, Company's relations with its securities holders and such other matters as may be agreed upon between Company and Consultant. In addition to such consultation, Company may request that Consultant prepare written reports on financial matters, attend meetings of Company's Board of Directors, or review, analyze, and report on proposed investment policies and/or public and private financing. Consultant acknowledges and agrees that its employees may be required to travel out of the New York City metropolitan area, but only if Company has given Consultant oral or written notice to do so a reasonable time prior to such required travel.


         3. Compensation for Services Rendered. As compensation for the Consulting Services provided for herein, Company agrees to pay to Consultant the sum of $6,000 per month for the term of this Agreement and to deliver to Consultant and/or officers of Consultant designated by Consultant upon execution and delivery of this Agreement, a stock warrant agreement or agreements ("Warrants") substantially in the form attached hereto as Exhibit
A. Such Warrant(s) will grant to Consultant or its permitted designees the right to purchase an aggregate of 250,000 shares of Company's Common Stock at a price of $4.00 per share during a period of five years after the date hereof. The Warrants will vest and be exercisable, pro rata to Consultant and its permitted designees, if any, on the basis of the number of shares of Common Stock subject to the Warrants when originally granted to Consultant and such designees, for the following aggregate amount of shares in accordance with the following schedule: (i) the Warrants will vest and may be exercised after six months from the date hereof to purchase 125,000 shares and (ii) the Warrants will vest and may be exercised after the first anniversary of this Agreement to purchase an additional 125,000 shares. Company agrees that, for a period of five years from the date of this Agreement, if Company intends to file a Registration Statement or Registration Statements for the public sale of securities (other than on a Form S-4, S-8, or comparable Registration Statement, and other than any Registration Statement which has been declared effective prior to the date hereof or has been filed prior to the date hereof but has not yet been declared effective), it will notify all of the holders of the Warrants and/or underlying securities, and if so requested it will include therein information to permit a public offering of the securities underlying such Warrants at the expense of Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions) (a "Piggyback Registration"). If a Piggyback Registration is an underwritten primary registration on behalf of Company, and the managing underwriter(s) advise Company in writing that in their good faith opinion, based upon market conditions, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, Company will include in such registration (i) first, the securities Company proposes to sell, (ii) second, the securities underlying the Warrants requested to be included in such registration and other securities requested to be included in such registration pursuant to contractual arrangements between Company and such other security holders ("Registration Rights Holders"), pro rata among the holders of such securities underlying the Warrants and the Registration Rights Holders on the basis of the number of securities requested to be included in such registration by such holders and the Registration
Rights Holders, and (iii) third, other securities requested to be included in such registration. In addition, for a period of five years from the date of this Agreement, upon the written demand of holder(s) representing a majority of the securities underlying the Warrants, Company agrees, on one occasion only, to promptly, and as soon as reasonably practicable, register (a "Demand Registration") the underlying securities at the expense of Company (excluding fees and expenses of the holder's counsel and any underwriting or selling commissions); provided that Company will only be required to file a Registration Statement or amendment thereto no later than 135 days after any fiscal year end of Company and at such time as it has available for utilization therein the audited consolidated financial statements of Company as of the preceding fiscal year end. The Piggyback Registration and Demand Registration rights described herein are subject to the definitive terms thereof as shall be set forth in the Warrants to be granted under this Agreement. Company also agrees to reimburse Consultant for its reasonable expenses in complying with its obligations under this Agreement, but subject to the prior written approval of Company in accordance with its customary practices and procedures.


        4. Nonexclusivity of this Agreement. Company expressly understands and agrees that Consultant will not be prevented or barred from rendering services of the same nature as or a similar nature to those described herein, or of any nature whatsoever, for or on behalf of any person, firm, corporation or entity other than Company. Consultant understands and agrees that Company will not be prevented or barred from retaining other persons or entities to provide services of the same nature as or similar nature to those described herein or of any nature whatsoever. Consultant may also perform services for Company other than those contained in this Agreement for such compensation and under such terms and conditions as may be agreed upon in writing by Company and Consultant.


        5. Confidentiality. Consultant acknowledges that certain information provided to Consultant by Company may be of a confidential nature which Company has developed for its own internal use ("Confidential Information"). Such Confidential Information, if disclosed to Consultant, will be disclosed on a confidential basis subject to the following terms and conditions:


         (a) Consultant recognizes and acknowledges (i) the competitive value and confidential nature of the Confidential Information and the damage that could result to Company if information contained therein is disclosed to any unauthorized third party, (ii) that by virtue of his knowledge of the Confidential Information Consultant may be deemed an "insider" as that term is defined or utilized under state and/or federal securities laws and (iii) that the disclosure of Confidential Information by Consultant may violate state and federal securities laws. The Confidential Information will be used solely for providing Consulting Services hereunder and will not be used by Consultant in any way detrimental to Company.


        (b) The Confidential Information will be revealed only to those persons whose knowledge of the information is required to allow Consultant to perform its duties hereunder.


        (c) During the Consulting Period and for a period of three years after its termination, Consultant will not proceed with, cause or assist in any manner any transaction or offer looking to the acquisition directly or indirectly by purchase or otherwise of Company or any interest in or asset of Company.


        (d) Notwithstanding anything to the contrary set forth herein, if Consultant is requested or becomes legally compelled to disclose any of the Confidential Information or work product developed hereunder or to take any other action prohibited hereby, Consultant will provide Company with prompt written notice so that Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained or Company waives in writing compliance with provisions of this Agreement, Consultant will furnish only that portion of the Confidential Information or work product that is legally required to be furnished and will exercise his best efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information or work product.


        (e) Consultant will be responsible for any breach of the provisions hereof by Consultant or any other person to whom Consultant makes disclosures and shall ensure that such persons shall also agree to be bound by the provisions of this Section 5.


        6. Disclaimer of Responsibility for Acts of Company. The obligations of Consultant described in this Agreement consist solely of the furnishing of information and advice to Company. Consultant's status hereunder is that of independent contractor and in no event will Consultant be required or permitted by this Agreement to act as the agent or employee of Company or otherwise to represent or make decisions for Company. All final decisions with respect to acts of Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, will be those of Company or such affiliates and Consultant will under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such decisions. Similarly, Company will under no circumstances be liable for any expense incurred or loss suffered by Consultant, his affiliates, or agents as a result of actions taken by Consultant hereunder or for any claims, costs, expenses, damages or causes of action arising out of any actions or omissions of Consultant which are beyond the scope of Consultant's authority hereunder. In acting pursuant to this Agreement, Consultant agrees to comply with all applicable laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws and the rules and regulations thereunder.


        7. Amendment. No amendment to this Agreement will be valid unless such amendment is in writing and is signed by authorized representatives of all the parties to this Agreement.


        8. Waiver. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof, but a waiver in one instance will not be deemed to constitute a waiver in any other instance. A failure to enforce any provision of this Agreement will not operate as a waiver of the provision or of any other provision hereof.


        9. Severability. If any provision of this Agreement will be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.


        10. Governing Law. This agreement will be governed by and construed and enforced in accordance with the laws of the State of New Jersey.


        11. Choice of Forum. The parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding will be instituted only in a state or federal court in Essex
County, New Jersey. Each of the parties hereto consents to the is personal jurisdiction of any state or federal court in Essex County, New Jersey and waives any objection to the venue of any such suit, action or proceeding.
The parties hereto recognize that courts outside Essex County, New Jersey may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any party hereto will institute a proceeding involving this Agreement in a jurisdiction outside Essex County, New Jersey, the party instituting such proceeding will indemnify any other party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in Essex County, New Jersey, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel.


        12. Service of Process. Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in
Section 16 and service thus made will be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.


        13. Notices. All notices, requests, payments instructions, claims or other communications hereunder will be in writing and will be deemed to be given or made when delivered by first-class, registered or certified mail to the following address or addresses or such other address or addresses as the parties may designate in writing in accordance with this Section:


        If to Company:


        Emerson Radio Corp.
        Nine Entin Road
        Parsippany, New Jersey 07054-0430
        Attn:  President


        If to Consultant:


        First Cambridge Securities Corporation
        375 Park Avenue
        Suite 310
        New York, New York  10032
        Attn:  President



        14. Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement contemplates personal services and may not be assigned by Consultant without the prior written consent of Company.



        15. Execution in Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be deemed to be an original and all of which when taken together will constitute one and the same agreement.



                                EMERSON RADIO CORP.



                                By:/s/ Geoffrey P. Jurick
                                       Geoffrey P. Jurick, Chairman and CEO




                                First Cambridge Securities Corporation



                                By:/s/ Kenneth A. Orr
                                       Kenneth A. Orr, Chairman and CEO